Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that Millipore Corporation, a Massachusetts corporation (the “Corporation”), and each of the undersigned Officers and Directors of the Corporation, do hereby constitute and appoint Martin D. Madaus, Kathleen B. Allen and Jeffrey Rudin and each of them individually (with full power to each of them to act alone) as its and his true and lawful attorney-in-fact and agent, for an on its and his behalf and in its and his name, place and stead, in any and all capacities, to sign, execute and affix its and his seal thereto and file any documents referred to below:

1. The Corporation’s Registration Statement on Form S-8 covering shares of the Corporation’s Common Stock, $1.00 Par Value, to be issued pursuant to the Millipore Corporation 1999 Stock Incentive Plan, Amended and Restated April 27, 2005 and further amended April 26, 2006, authorizing the issuance of 1.65 million shares and 118,744 shares, respectively, and all such amendments or additional instruments related thereto which such attorneys and agents may deem to be necessary and desirable to enable the Corporation to comply with the requirements of the Securities Act of 1933, as amended, including any other documents in connection therewith, and any regulations, orders, or other requirements of the United States Securities and Exchange Commission thereunder in connection with the preparation and filing of said documents, including specifically, but without limitation of the foregoing, power and authority to sign the names of each of such Directors and Officers on his behalf, as such Director or Officers, as indicated below.

2. Any Registration Statement, consent to service of process, or other document which may be required by state securities administrators or other regulatory authorities in order to qualify the securities to be registered as aforesaid, for sale in any state in which it is desired to offer such securities.

together with all exhibits and any and all documents required to be filed with respect to any of the foregoing with any regulatory authority, granting unto said attorney and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as it and he might or could do if personally present, hereby ratifying and confirming all its and his said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Martin D. Madaus Martin D. Madaus	President, Chief Executive Officer, Chairman and Director	April 26, 2006

/s/ Daniel Bellus Daniel Bellus	Director	April 26, 2006

/s/ Robert C. Bishop Robert C. Bishop	Director	April 26, 2006

Signature	Title	Date

/s/Melvin D. Booth Melvin D. Booth	Director	April 26,2006

/s/Maureen A. Hendricks Maureen A. Hendricks	Director	April 26, 2006

/s/Mark Hoffman Mark Hoffman	Director	April 26, 2006

/s/John F. Reno John F. Reno	Director	April 26, 2006

/s/Edward M. Scolnick Edward M. Scolnick	Director	April 26, 2006

/s/Karen E. Welke Karen E. Welke	Director	April 26, 2006